Exhibit 16.1









Securities and Exchange Commission
Washington, D.C.  20549

Gentlemen:

We were previously the independent accountants for Daktronics, Inc., and on June 7, 2002 we reported on the consolidated financial statements of Daktronics, Inc. and subsidiaries as of and for the two years ended April 27, 2002. On July 1, 2002, we were dismissed as independent accountants of Daktronics, Inc. We have read Daktronics, Inc's statements included under Item 4 of its Form 8-K for July 3, 2002, and we agree with such statements.




                                                     /s/ McGLADREY & PULLEN, LLP

Sioux Falls, South Dakota
July 3, 2002